 Exhibit 99.1

May 7, 2014

To Shareholders of United Development Funding IV:

As set forth in our press release dated April 28, 2014, United Development Funding IV (the “Trust”) announced that it intends to list its common shares of beneficial interest (the “Common Shares”) on the NASDAQ Global Select Market under the symbol “UDF”. The Trust anticipates that the listing of its Common Shares will be completed in 2014. The completion of the listing is subject to certain conditions, including approval by the NASDAQ. As a result of this anticipated listing, the Trust is suspending its distribution reinvestment plan (“DRIP”) and Share Redemption Program.

The Trust’s board of trustees previously adopted a DRIP pursuant to which existing holders of Common Shares may purchase additional Common Shares by automatically reinvesting all of their cash distributions. On May 2, 2014, our board of trustees determined that it is in the best interest of the Trust and its shareholders to suspend the DRIP in connection with the anticipated listing. As a result, distributions that are made on or after May 24, 2014 will be paid in cash. Subject to applicable rules and regulations, the Trust expects to adopt a new distribution reinvestment plan following the listing.

In addition, the Trust’s board of trustees previously adopted a Share Redemption Program that enables holders of the Common Shares to sell their Common Shares to the Trust in certain circumstances. On May 2, 2014, our board of trustees determined that it is in the best interest of the Trust and its shareholders to suspend the Share Redemption Program in connection with the anticipated listing. As a result, starting on June 6, 2014, shareholders will no longer be able to present their Common Shares to the Trust for redemption.

Sincerely,

/s/ Hollis M. Greenlaw

Chief Executive Officer

United Development Funding IV